Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements of Wheeler Real Estate Investment Trust, Inc., on Form S-11 (Nos. 333-189887, 333-194831, 333-195492, 333-198245, and 333-198696) and Form S-3 (Nos. 333-193563, 333-194252, and 333-203563) of our report dated May 14, 2015, with respect to the Statement of Revenues and Certain Operating Expenses of Butler Square for the year ended December 31, 2014, which report appears in the accompanying Current Report on Form 8-K/A of Wheeler Real Estate Investment Trust, Inc.

/s/ Cherry Bekaert LLP
Virginia Beach, Virginia
May 14, 2015